EXHIBIT 99.1

FROM:	MSA (MSA Safety Incorporated)
Ticker: MSA (NYSE)
Media Relations Contact: Mark Deasy - (412) 559-8154
Investor Relations Contact: Chris Hepler - (412) 225-3717

Stephanie L. Sciullo to Lead Americas Business Segment for MSA Safety

PITTSBURGH, June 26, 2023 – MSA Safety Incorporated (NYSE: MSA), the leading global manufacturer of safety products and solutions that protect people and facility infrastructures, today announced the promotion of Stephanie L. Sciullo to the position of President, MSA Americas. In this role, she succeeds Steve Blanco, who was recently elected President and Chief Operating Officer of the company.
As President of the company's Americas segment, Ms. Sciullo will assume responsibility for the company's business interests in the United States, Canada, and Latin America. She will also continue to act as executive sponsor and spokesperson for the company's corporate social responsibility programs.
"Stephanie is a dynamic and highly transformative leader who has helped guide MSA through numerous periods of growth and change," said Nish Vartanian, MSA Chairman and Chief Executive Officer. "She has helped the company solve some of our most challenging business issues. A person who leads by example, Stephanie is committed to the MSA mission and our customers, and has a deep appreciation for the company's culture. I am confident she will excel in this new role, executing our strategy to drive continued, profitable growth."
Ms. Sciullo joined MSA Safety in 2010, and most recently served as Senior Vice President and Chief Legal Officer, Corporate Social Responsibility and Public Affairs. Prior to that, she directed the company's insurance recovery efforts, resolving disputes regarding assets valued at more than $1 billion. Additionally, Ms. Sciullo led MSA's efforts to divest a wholly-owned subsidiary that held legacy exposures, the single largest strategic transaction in the company's 109-year history.

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Ms. Sciullo is a graduate from the University of Pittsburgh School of Law and graduated summa cum laude with a bachelor's degree in politics and philosophy from the University of Pittsburgh. She is also an alumna of Harvard Business School's General Management Program. Prior to MSA Safety, Ms. Sciullo practiced law with Reed Smith, LLP. She has also served as adjunct faculty member at the University of Pittsburgh and Duquesne University Schools of Law.
Ms. Sciullo will remain located at the company's global headquarters in Cranberry Township, Pa.

About MSA Safety

Established in 1914, MSA Safety Incorporated is the global leader in the development, manufacture and supply of safety products and software that protect people and facility infrastructures.  Many MSA products integrate a combination of electronics, software, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations.  The Company's comprehensive product line is used by workers around the world in a broad range of markets, including fire service, the oil, gas and petrochemical industry, construction, industrial manufacturing applications, heating, ventilation, air conditioning and refrigeration, utilities, mining and the military.  MSA's core products include self-contained breathing apparatus, fixed gas and flame detection systems, portable gas detection instruments, industrial head protection products, firefighter helmets and protective apparel, and fall protection devices.  With 2022 revenues of $1.5 billion, MSA employs approximately 5,000 people worldwide.  The Company is headquartered north of Pittsburgh in Cranberry Township, Pa., and has manufacturing operations in the United States, Europe, Asia and Latin America.  With more than 40 international locations, MSA realizes approximately half of its revenue from outside North America.  For more information visit MSA's web site at www.MSAsafety.com.

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